Exhibit (c)(3)


                        [Helene Curtis Inc. Letterhead]








November 30, 1995

Mr. Paul V. Dolan
Senior Sourcing and Supply Member
Unilever PLC
Unilever House
P.O. Box 68, Blackfriars
London EC4P 4BQ
England

Dear Mr. Dolan:

Unilever PLC and Helene Curtis Industries, Inc. have been and expect to engage in discussions concerning opportunities of mutual interest. During the course of such discussions, each party may disclose to the other certain Confidential Information. This letter agreement will set forth the terms and conditions pursuant to which such disclosure will be made:

1. All Information (whether written or oral) furnished under this Agreement ("Confidential Information") by one party ("Information Provider") to the other party ("Information Recipient") shall be kept in strict confidence and not disclosed or used for any purpose except as required or contemplated by this Letter Agreement.

2. All Confidential Information disclosed by the Information Provider shall remain the property of the Information Provider.

3. All Confidential Information furnished under the Agreement shall be used solely for the purpose of this Agreement and shall only be made available to employees, attorneys or financial advisors of the Information Recipient on a need to know basis. All employees, attorneys or financial advisors of the Information Recipient who have access to or utilize any Confidential Information shall be advised of and provided a copy of this Agreement. Confidential Information shall not be disclosed to any other person, firm or corporation without the prior written permission of the Information Provider.

4. The Information Recipient shall not make any copies of Confidential Information received under this Agreement except as agreed to by the Information Provider.























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Page Two
Paul V. Dolan
November 30, 1995



5. The obligations and limitations set forth herein regarding the Confidential Information shall not apply to information which:

     (a) is generally available to the public at the time of disclosure by the Information Provider or thereafter becomes generally available to the public by publication or otherwise other than by a breach of this Agreement;

     (b) at any time is rightfully received from a third party which has the right to furnish it without restrictions on disclosure or use;

     (c) is rightfully known to a party without any restriction on disclosure or use prior to its receipt; or

     (d) is generally made available to third parties by the parties without any restriction on disclosure or use.

6. The obligation set forth herein regarding disclosure and use of Confidential Information shall survive the expiration, termination or cancellation of this Agreement and shall remain in force for a period of five (5) years from the date of this Letter Agreement.

7. The Information Recipient shall promptly cease using and shall return or destroy (and certify destruction of) all Confidential Information which it receives from the Information Provider including all copies which it may have made, whether tangible or stored in any computer memory or storage medium, when it no longer has need thereof for the purpose set forth in this Agreement or upon the request of the Information Provider, whichever is the earlier to occur.

8. This Agreement is not included to and shall not be construed as creating a joint venture, partnership, or other form of business association between the parties, and, except for the use of Confidential Information for the purpose set forth in this Agreement, no other rights, licenses, trademarks, inventions, copyrights or patents are implied or granted under this Agreement.



































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Page Three
Paul V. Dolan
November 30, 1995



9. This Agreement states the entire agreement and supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and may not be amended except in writing signed by a duly authorized representative of the respective parties.

If the foregoing confirms your understanding, please sign as indicated below.


HELENE CURTIS, INC.


By  /s/ Ronald J. Gidwitz
   -----------------------------




Accepted and Agreed to:

UNILEVER PLC


By /s/
   -----------------------------